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                                  Exhibit 99b

CoreStates Financial Corp
Broad and Chestnut Streets
P.O. Box 7558
Philadelphia, PA  19101-7558




Contact           Gary Brooten or George Biechler
                          (215) 973-3546

For Release       Immediately Upon Receipt



                  CoreStates Completes Meridian Acquisition;

                     Executive Transition Plans Announced


    Philadelphia, April 9, 1996--CoreStates Financial Corp (NYSE -- CFL) announced that it completed its merger with Meridian Bancorp (NASDAQ -- MRDN) today.

    The merger creates a banking services organization with $45 billion in assets and leading market positions in a geographic area comprised of central and eastern Pennsylvania, New Jersey and Delaware, as well as strong positions in key national and global market segments.

    The companies' subsidiary banking units will be merged and consolidated in stages over the next six months, and customers will receive advance notice of changes affecting them.

    Meridian shareholders will receive 1.225 shares of CoreStates stock for each of Meridian's 68 million shares outstanding.

    CoreStates said that Meridian's two top executives will have extended transitional roles at the merged company in lieu of permanent senior positions.

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    Samuel A. McCullough, who was chairman, president and chief executive officer of Meridian Bancorp, will assume the presidency of CoreStates through June 30, and then will move into a one year contract as an exclusive and full time consultant with broad responsibilities in customer calling, representing CoreStates before public bodies and industry associations, and advising the company's senior management. He will be a CoreStates Financial Corp director.

    David E. Sparks, who was chief financial officer of Meridian, will assume that role with CoreStates for a transitional period.

    McCullough, as noted in the proxy statement for the February 6 shareholder vote on the merger, had not signed an agreement with CoreStates to replace his Meridian contract. In the intervening months, Terrence A. Larsen, chairman of CoreStates, said, he and McCullough have been working to define the most productive role for McCullough in the new organization.

    "I am tremendously pleased that Sam will devote full time to helping us meet the interests of all our stakeholders through the middle of 1997," Larsen said.

    McCullough said, "I look forward to continuing to serve our customers in the new company."

    Larsen said Sparks also had expressed a desire to pursue other long-term plans, and "we are delighted that he agreed to remain for a period that will provide for an orderly transition."

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